Century Communities Reports Fourth Quarter and Full Year 2022 Results

- Record Home Sales Revenues of $1.2 Billion in the Fourth Quarter and $4.4 Billion for the Full Year -

- Record Annual Net Income of $525.1 Million, or $15.92 per Diluted Share for the Full Year -

- Book Value per Share Increased to a Record $67.67 -

-  Net Homebuilding Debt to Net Capital of 23.5% -

- 20th Consecutive Year of Profitability -

Greenwood Village, Colorado (February 1, 2023) – Century Communities, Inc. (NYSE: CCS), a top 10 national homebuilder, today announced financial results for its fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights

•	Net income of $79.5 million, or $2.47 per diluted share
•	Adjusted net income of $87.3 million, or $2.71 per diluted share
•	Pre-tax income of $102.4 million
•	Total revenues of $1.2 billion
•	Deliveries of 2,903 homes, the second highest level in our history
•	Gross and net new home contracts of 2,008 and 1,258, respectively
•	EBITDA of $120.7 million
•	Homebuilding debt to capital of 32.0%
•	Net debt to net capital of 23.5%

Full Year 2022 Highlights

•	Net income of $525.1 million, or $15.92 per diluted share, both Company records
•	Adjusted net income of $533.0 million, or $16.16 per diluted share
•	Pre-tax income of $676.9 million, a Company record
•	Total revenues of $4.5 billion, a Company record
•	Deliveries of 10,594 homes, the second highest in our history
•	Gross and net new home contracts of 10,135 and 7,753, respectively
•	EBITDA of $742.8 million, a Company record
•	$2.2 billion in stockholders’ equity, a Company record
•	$67.67 book value per share as of end of 2022, a Company record

“We executed on our objectives and achieved solid results in the fourth quarter, delivering 2,903 homes for $1.2 billion in revenue, generating strong operating cash flow and dropping our net leverage ratio to 23.5%, the lowest year end level in our history as a public company. Full year 2022 revenues, gross margins, net income and earnings per diluted share were all Company records as we achieved our 20th consecutive year of profitability,” said Dale Francescon, Chairman and Co-Chief Executive Officer. “In the quarter, we prioritized our sales efforts on properly incentivizing homes with near-term completions to turn our inventories even though higher direct construction costs weighed on our margins.  We continued to see an improvement in our direct costs in the fourth quarter and expect further gains in 2023, which will allow homes being started now and in the future to earn improved margins.”

Rob Francescon, Co-Chief Executive Officer and President, said, “While higher interest rates and overall economic uncertainty have weighed on new home sales for the entire industry, we believe our spec-based model and focus on entry-level homes positions us well to navigate these near-term challenges. The flexibility of our operating model allowed us to reduce our controlled lot inventory and land spend commitments in the quarter for a minimal cost as we continue to focus only on projects that meet our investment criteria. Looking forward, we expect the decreases in our controlled lots to start leveling off and our community count to grow at a measured pace in 2023. Our homebuyers continue to have a healthy financial profile, and our current level of completing homes across our national footprint positions us well with buyers that are looking for homes closer to completion in order to lock in their interest rates. Our balance sheet remains strong with $2.2 billion in stockholders’ equity and $1.2 billion in liquidity, including $353 million in cash, and we intend to continue investing in our business and returning capital to shareholders.”

Fourth Quarter 2022 Results

Net income for the fourth quarter 2022 was $79.5 million, or $2.47 per diluted share. Adjusted net income was $87.3 million, or $2.71 per diluted share.

Total revenues were $1.2 billion, consistent with the prior year quarter. Fourth quarter home sales revenues totaled $1.2 billion, a Company record. Deliveries totaled 2,903 homes, which were the second highest in our history compared to 2,915 homes in the prior year quarter. The average sales price of home deliveries for the fourth quarter 2022 was $396,900, compared to $395,000 in the prior year quarter.

Gross and net new home contracts in the fourth quarter 2022 were 2,008 and 1,258 contracts, respectively, and at the end of the fourth quarter 2022, the Company had 1,810 homes in backlog, representing $671.4 million of backlog dollar value.

Adjusted homebuilding gross margin percentage, excluding inventory impairment and interest, was 19.8% in the fourth quarter of 2022, and adjusted homebuilding gross margin percentage, excluding inventory impairment, was 18.4%. Homebuilding gross margin percentage in the fourth quarter 2022 was 17.6%. Selling, general, and administrative expenses as a percent of home sales revenues was 9.5% in the quarter. EBITDA for the fourth quarter 2022 was $120.7 million.

In the fourth quarter of 2022, we recorded an inventory impairment charge of $10.1 million. We also recorded a $4.2 million abandonment charge related to certain deposits and feasibility costs.

Our book value per share increased to $67.67 as of December 31, 2022.

Financial services revenues and pre-tax income were $23.1 million and $12.0 million, respectively, in the fourth quarter 2022.

Full Year 2022 Results

Net income for the full year 2022 increased to $525.1 million, or $15.92 per diluted share, both full year records. Adjusted net income increased to $533.0 million, or $16.16 per diluted share.

Total revenues for 2022 rose to $4.5 billion and home sales revenues increased to $4.4 billion, both Company records. The average sales price of home deliveries in 2022 increased to $414,700 compared to $373,300 in the prior year. Deliveries for the year 2022 were 10,594.

Net new home contracts in 2022 decreased to 7,753 contracts, primarily attributable to a decreased absorption pace and emphasis on channeling sales efforts and incentives towards near term completions.

Adjusted homebuilding gross margin percentage, excluding inventory impairment and interest, was 26.0% in 2022. Homebuilding gross margin percentage in 2022 was 24.5%. In the full year 2022, selling, general, and administrative expenses as a percent of home sales revenues was 9.8% and pre-tax income margin was 15.0%.

EBITDA for 2022 totaled $742.8 million.

Financial services revenues for 2022 were $95.4 million, and financial services pre-tax income was $41.2 million.

Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position, including $2.2 billion of stockholders’ equity and $1.2 billion of total liquidity, including $353.3 million of cash.

During the fourth quarter, the Company maintained its quarterly cash dividend of $0.20 per share.

As of December 31, 2022, homebuilding debt to capital decreased to 32.0%, with net homebuilding debt to net capital decreasing to 23.5%, the lowest year end level in our history as a public company.

Full Year 2023 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “While there is still a high degree of uncertainty in both the homebuilding industry and the economy in general, we have begun to see mortgage rates stabilizing, input costs recede and homebuyer traffic on sites increase. For the full year 2023, we expect our home deliveries to be in the range of 7,000 to 8,000 homes and our home sales revenues to be in the range of $2.6 billion to $3.1 billion.”

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, February 1, 2023, at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s fourth quarter and full year 2022 results, provide commentary, and conduct a question-and-answer session. To participate in the call, please dial 877-270-2148 (domestic) or 412-902-6510 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through February 8, 2023, by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering the passcode 5469570. A replay of the webcast will be available on the Company’s website for at least one year.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder, offering new homes under the Century Communities and Century Complete brands. Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 18 states and over 45 markets across the U.S., and also offers title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loans subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin Excluding Inventory Impairment and Interest, Adjusted Homebuilding Gross Margin Excluding Inventory Impairment, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” and “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2023 and its expectations to see further improvement in its direct costs and margins in 2023 and for decreases in its controlled lots to start levelling off and its community count to grow at a measured pace in 2023. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, including increased interest rates, inflation, and employment levels; the potential impact of global supply chain disruptions, labor, land and raw material or other resource shortages and delays, municipal and utility delays, and a threatened U.S. sovereign debt default on the Company’s business, industry and the broader economy; the ability to identify and acquire desirable land; availability and cost of financing; the effect of tax changes; reliance on contractors and key personnel; availability and pricing for land, labor and raw materials or other resources; the ability to pay dividends in the future; and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues
Home sales revenues	$1,152,248	$1,151,564	$4,393,786	$4,032,969
Land sales and other revenues	3,825	24,085	16,697	59,607
Total homebuilding revenues	1,156,073	1,175,649	4,410,483	4,092,576
Financial services revenues	23,060	31,152	95,433	123,738
Total revenues	1,179,133	1,206,801	4,505,916	4,216,314
Homebuilding Cost of Revenues
Cost of home sales revenues	(939,733)	(852,860)	(3,305,366)	(3,056,048)
Cost of land sales and other revenues	(1,477)	(15,318)	(10,628)	(39,315)
Total homebuilding cost of revenues	(941,210)	(868,178)	(3,315,994)	(3,095,363)
Financial services costs	(11,013)	(18,443)	(54,275)	(72,578)
Selling, general, and administrative	(109,257)	(107,650)	(430,742)	(389,610)
Loss on debt extinguishment	—	—	—	(14,458)
Inventory impairment	(10,149)	—	(10,149)	(41)
Other expense	(5,102)	(353)	(17,856)	(3,142)
Income before income tax expense	102,402	212,177	676,900	641,122
Income tax expense	(22,913)	(47,212)	(151,774)	(142,618)
Net income	$79,489	$164,965	$525,126	$498,504

Earnings per share:
Basic	$2.50	$4.89	$16.12	$14.79
Diluted	$2.47	$4.78	$15.92	$14.47
Weighted average common shares outstanding:
Basic	31,772,786	33,760,940	32,578,967	33,706,782
Diluted	32,195,308	34,518,587	32,977,935	34,444,918

Century Communities, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	December 31,	December 31,
	2022	2021
Assets	(unaudited)	(audited)
Cash and cash equivalents	$296,724	$316,310
Cash held in escrow	56,569	52,297
Accounts receivable	52,797	41,932
Inventories	2,830,645	2,456,614
Mortgage loans held for sale	203,558	353,063
Prepaid expenses and other assets	250,535	200,087
Property and equipment, net	31,688	24,939
Deferred tax assets, net	20,856	21,239
Goodwill	30,395	30,395
Total assets	$3,773,767	$3,496,876
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$106,926	$84,679
Accrued expenses and other liabilities	299,588	316,877
Notes payable	1,019,412	998,936
Revolving line of credit	—	—
Mortgage repurchase facilities	197,626	331,876
Total liabilities	1,623,552	1,732,368
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 31,772,791 and 33,760,940 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	318	338
Additional paid-in capital	584,803	697,845
Retained earnings	1,565,094	1,066,325
Total stockholders' equity	2,150,215	1,764,508
Total liabilities and stockholders' equity	$3,773,767	$3,496,876

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
West	263	354	(25.7)%	1,147	1,640	(30.1)%
Mountain	150	518	(71.0)%	1,397	2,571	(45.7)%
Texas	211	307	(31.3)%	1,078	1,616	(33.3)%
Southeast	110	444	(75.2)%	1,174	1,595	(26.4)%
Century Complete	524	1,077	(51.3)%	2,957	4,595	(35.6)%
Total	1,258	2,700	(53.4)%	7,753	12,017	(35.5)%

Home Deliveries

(dollars in thousands)

	Three Months Ended December 31,
	2022		2021		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	391	$673.0	489	$648.1	(20.0)%	3.8%
Mountain	535	$549.5	510	$549.3	4.9%	0.0%
Texas	288	$313.8	536	$321.8	(46.3)%	(2.5)%
Southeast	489	$404.7	361	$397.4	35.5%	1.8%
Century Complete	1,200	$255.8	1,019	$234.1	17.8%	9.3%
Total / Weighted Average	2,903	$396.9	2,915	$395.0	(0.4)%	0.5%

	Year Ended December 31,
	2022		2021		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	1,591	$675.3	1,602	$629.4	(0.7)%	7.3%
Mountain	2,001	$568.5	2,315	$481.2	(13.6)%	18.1%
Texas	1,331	$340.2	1,615	$295.1	(17.6)%	15.3%
Southeast	1,682	$430.4	1,683	$394.1	(0.1)%	9.2%
Century Complete	3,989	$251.9	3,590	$214.7	11.1%	17.3%
Total / Weighted Average	10,594	$414.7	10,805	$373.3	(2.0)%	11.1%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

	As of December 31,		Increase/(Decrease)
	2022	2021	Amount	% Change

West	24	19	5	26.3%
Mountain	31	36	(5)	(13.9)%
Texas	25	16	9	56.3%
Southeast	22	22	—	—%
Century Complete	106	109	(3)	(2.8)%
Total	208	202	6	3.0%

Backlog

(dollars in thousands)

	As of December 31,
	2022			2021			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	80	$57,524	$719.0	524	$371,848	$709.6	(84.7)%	(84.5)%	1.3%
Mountain	441	223,938	$507.8	1,045	574,085	$549.4	(57.8)%	(61.0)%	(7.6)%
Texas	133	42,244	$317.6	386	136,893	$354.6	(65.5)%	(69.1)%	(10.4)%
Southeast	205	96,671	$471.6	713	308,663	$432.9	(71.2)%	(68.7)%	8.9%
Century Complete	951	251,001	$263.9	1,983	478,283	$241.2	(52.0)%	(47.5)%	9.4%
Total / Weighted Average	1,810	$671,378	$370.9	4,651	$1,869,772	$402.0	(61.1)%	(64.1)%	(7.7)%

Lot Inventory

	As of December 31,
	2022			2021			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	4,433	509	4,942	4,440	4,877	9,317	(0.2)%	(89.6)%	(47.0)%
Mountain	10,845	1,566	12,411	11,860	8,039	19,899	(8.6)%	(80.5)%	(37.6)%
Texas	7,117	2,782	9,899	5,340	8,159	13,499	33.3%	(65.9)%	(26.7)%
Southeast	5,576	5,733	11,309	5,928	14,195	20,123	(5.9)%	(59.6)%	(43.8)%
Century Complete	4,141	10,417	14,558	5,287	11,734	17,021	(21.7)%	(11.2)%	(14.5)%
Total	32,112	21,007	53,119	32,855	47,004	79,859	(2.3)%	(55.3)%	(33.5)%
% of Total	60.5%	39.5%	100.0%	41.1%	58.9%	100.0%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. We define Adjusted Net Income as consolidated net income before (i) income tax expense, (ii) inventory impairment (iii) restructuring costs, and (iv) loss on debt extinguishment, less adjusted income tax expense, calculated using the Company’s GAAP tax rate for the applicable period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by weighted average common shares – diluted.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Numerator
Net income	$79,489	$164,965	$525,126	$498,504
Denominator
Weighted average common shares outstanding - basic	31,772,786	33,760,940	32,578,967	33,706,782
Dilutive effect of restricted stock units	422,522	757,647	398,968	738,136
Weighted average common shares outstanding - diluted	32,195,308	34,518,587	32,977,935	34,444,918
Earnings per share:
Basic	$2.50	$4.89	$16.12	$14.79
Diluted	$2.47	$4.78	$15.92	$14.47

Adjusted earnings per share
Numerator
Net income	$79,489	$164,965	$525,126	$498,504
Income tax expense	22,913	47,212	151,774	142,618
Income before income tax expense	102,402	212,177	676,900	641,122
Inventory impairment	10,149	—	10,149	41
Loss on debt extinguishment	—	—	—	14,458
Adjusted income before income tax expense	112,551	212,177	687,049	655,621
Adjusted income tax expense(1)	(25,236)	(47,212)	(154,050)	(145,843)
Adjusted net income	$87,315	$164,965	$532,999	$509,778

Denominator - Diluted	32,195,308	34,518,587	32,977,935	34,444,918

Adjusted diluted earnings per share	$2.71	$4.78	$16.16	$14.80

(1)

The tax rates used in calculating adjusted net income for the years ended December 31, 2022 and 2021 was 22.4% and 22.2%, respectively, which are reflective of the Company’s GAAP tax rates for the applicable periods.  For the three months ended December 31, 2022 and 2021, our adjusted income tax expense is reflective of our full year effective tax rate of approximately 22.4% and 22.2% applied to adjusted income before income tax expense.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding inventory impairment and interest and adjusted homebuilding gross margin excluding inventory impairment are not measurements of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment and indebtedness have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended December 31,
	2022	%	2021	%

Home sales revenues	$1,152,248	100.0%	$1,151,564	100.0%
Cost of home sales revenues	(939,733)	(81.6)%	(852,860)	(74.1)%
Inventory impairment	(10,149)	(0.9)%	—	—%
Homebuilding gross margin	202,366	17.6%	298,704	25.9%
Add: Inventory impairment	10,149	0.9%	—	—%
Adjusted homebuilding gross margin excluding inventory impairment	212,515	18.4%	298,704	25.9%
Add: Interest in cost of home sales revenues	15,324	1.3%	15,427	1.3%
Adjusted homebuilding gross margin excluding inventory impairment and interest	$227,839	19.8%	$314,131	27.3%

	Year Ended December 31,
	2022	%	2021	%

Home sales revenues	$4,393,786	100.0%	$4,032,969	100.0%
Cost of home sales revenues	(3,305,366)	(75.2)%	(3,056,048)	(75.8)%
Inventory impairment	(10,149)	(0.2)%	(41)	(0.0)%
Homebuilding gross margin	1,078,271	24.5%	976,880	24.2%
Add: Inventory impairment	10,149	0.2%	41	0.0%
Adjusted homebuilding gross margin excluding inventory impairment	1,088,420	24.8%	976,921	22.2%
Add: Interest in cost of home sales revenues	54,669	1.2%	66,846	1.7%
Adjusted homebuilding gross margin excluding inventory impairment and interest	$1,143,089	26.0%	$1,043,767	25.9%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define Adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, (v) loss on debt extinguishment, (vi) inventory impairment. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net income	$79,489	$164,965	(51.8)%	$525,126	$498,504	5.3%
Income tax expense	22,913	47,212	(51.5)%	151,774	142,618	6.4%
Interest in cost of home sales revenues	15,324	15,427	(0.7)%	54,669	66,846	(18.2)%
Interest expense (income)	(22)	(230)	(90.4)%	(36)	(661)	(94.6)%
Depreciation and amortization expense	3,016	2,588	16.5%	11,223	10,912	2.9%
EBITDA	120,720	229,962	(47.5)%	742,756	718,219	3.4%
Loss on debt extinguishment	—	—	—%	—	14,458	NM %
Inventory impairment	10,149	—	NM	10,149	41	NM %
Adjusted EBITDA	$130,869	$229,962	(43.1)%	$752,905	$732,718	2.8%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (homebuilding debt less cash and cash equivalents, and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). Homebuilding debt is our total debt minus outstanding borrowings under our construction loan agreement and mortgage repurchase facilities. The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	December 31,	December 31,
	2022	2021
Notes payable	$1,019,412	$998,936
Revolving line of credit	—	—
Construction loan agreements	(7,389)	—
Total homebuilding debt	1,012,023	998,936
Total stockholders' equity	2,150,215	1,764,508
Total capital	$3,162,238	$2,763,444
Homebuilding debt to capital	32.0%	36.1%

Total homebuilding debt	$1,012,023	$998,936
Cash and cash equivalents	(296,724)	(316,310)
Cash held in escrow	(56,569)	(52,297)
Net homebuilding debt	658,730	630,329
Total stockholders' equity	2,150,215	1,764,508
Net capital	$2,808,945	$2,394,837

Net homebuilding debt to net capital	23.5%	26.3%

Contact Information:

Tyler Langton, Senior Vice President of Investor Relations

303-268-8345

Investorrelations@CenturyCommunities.com

Category:
Earnings